Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CULLINAN MANAGEMENT, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Cullinan Management, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) set forth in paragraph 3 of this Certificate of Amendment.

2. The amendment to the Certificate of Incorporation set forth in paragraph 3 of this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. Article I of the Certificate of Incorporation is hereby deleted in its entirety and replaced by following Article I in lieu thereof:

“The name of this corporation is Cullinan Oncology, Inc.”

4. This Certificate of Amendment shall be effective as of 5:00 p.m. Eastern Time on February 25, 2021.

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IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Corporation on this 23rd day of February, 2021.

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	President and Chief Executive Officer